Exhibit 10.1

THIRD AMENDMENT TO THE
DICK'S SPORTING GOODS OFFICERS' SUPPLEMENTAL SAVINGS PLAN

WHEREAS, Dick's Sporting Goods, Inc. (the "Company") established the Dick's Sporting Goods Officers' Supplemental Savings Plan (the "Plan") for the benefit of certain employees;

WHEREAS, the Company wishes to amend the Plan to provide for the payment of employment taxes by the Plan;

WHEREAS, pursuant to Section 8.1 of the Plan, the Company may amend the Plan by action of its board of directors or by action of a committee to whom the Company has delegated such authority; and

WHEREAS, the Company has delegated its authority to amend the Plan to the Retirement Savings Plan Committee.

NOW, THEREFORE, the Plan is amended by adding the following sentences to the end of Section 11.4:

Notwithstanding the foregoing, in accordance with Treasury Regulation Section 1.409A-3(j)(4), the Plan may accelerate payment as necessary to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code
Sections 3101 and 3121 (v)(2) on compensation deferred under the Plan; provided, however, that the total accelerated payment may not exceed the aggregate of the FICA amount and any income tax withholding related to such FICA amount. The accelerated payment will be deducted from a Participant's Retirement Account under the Plan and will be deducted pro rata from the Participant's investments under the Plan.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed this 21 day of November, 2011.

By:	/s/ Kathryn L. Sutter

Title:	SVP, HR